EXHIBIT 99.1

One Belvedere Place Suite 300 Mill Valley, CA 94941 Phone 303.749.0607 Fax 303.790.0806

February 6, 2019

Citibank, N.A.,

as Securities Administrator, Paying Agent and Authorizing Agent

388 Greenwich Street, 14th Floor

New York, New York 10013

Attn: Citibank Agency & Trust – Sequoia Mortgage Trust 2012-1

Fax: (212) 816-5527

Re:	SEMT 2012-1 – Clean-up Call Exercise Notice

Dear Sir or Madam,

Reference is made to that certain (a) Amended and Restated Pooling and Servicing Agreement, dated as of January 1, 2014 (the “PSA”), by and among Sequoia Residential Funding, Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association (“Wells Fargo”), as master servicer (in such capacity, the “Master Servicer”), U.S. Bank National Association, as trustee (the “Trustee”) and Citibank, N.A., as securities administrator (the “Securities Administrator”), which amended the original pooling and servicing agreement, dated as of January 1, 2012, by and among the Depositor, the Master Servicer, Wells Fargo as securities administrator, and the Trustee, relating to the Sequoia Mortgage Trust 2012-1 Mortgage Pass-Through Certificates, Series 2012-1 (the “Transaction”), and (b) that certain side letter agreement, dated as of March 21, 2012 (the “Side Letter Agreement”) from the Master Servicer, and acknowledged and agreed to by Redwood Residential Acquisition Corporation (“RRAC”) whereby Wells Fargo as Master Servicer agreed to exclusively offer to assign to RRAC any and all such Mortgage Loans available to be acquired pursuant to Wells Fargo’s exercise of its Clean-Up Call Right (as defined below). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the PSA.

Pursuant to Section 7.01(d) of the PSA, Wells Fargo, as Master Servicer, has the right to elect to terminate the Trust by purchasing all of the Mortgage Assets and all property acquired in respect of any Mortgage Assets in accordance with the applicable terms of such Section 7.01 and the other terms of the PSA (the “Clean-Up Call Right”). Pursuant to the Clean-up Call Right Purchase Agreement, dated as of January 29, 2019 (the “Purchase Agreement”), by and among the Master Servicer (in such capacity, the “Seller”) and RRAC (in such capacity, the “Purchaser”) the Purchaser acquired all the right, title and interest of the Seller in and to the Clean-up Call Right.

Please accept this as confirmation of our January 23, 2019 notice that Redwood Trust, Inc. or an affiliated entity (including, but not limited to, any subsidiary) (“RWT”), as holder of the Clean-up Call Right, intends to exercise the right to a Clean-up Call and termination of the “Trust Fund,” as defined in the PSA on or around the February Distribution Date (as defined in the PSA), pursuant to Section 7.01(d) of the PSA, for the above-referenced transaction.

Pursuant to Section 7.01(d), RWT hereby also agrees to work with the parties to the transaction in order to comply with Article VII and effect a “qualified liquidation.”

Please do not hesitate to call me at the number provided above with any questions or comments.

Thank you,

/s/ Garnet W. Kanouse

By: Garnet W. Kanouse

Its: Authorized Officer